Exhibit 99.1

Blink Charging Acquires U-Go Charging and its Portfolio of EV Charging Stations

–	Transaction will add 89 additional DC fast and L2 charging stations to the expanding Blink Network

Miami Beach, FL – November 24, 2020 – Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced that it has acquired the EV charging operator U-Go Stations, Inc. and its portfolio of 44 DCFC charging locations. The purchase also includes multiple grants awarded to U-Go, for the deployment of up to an additional 45 new charging stations. The charging stations are located across ten states, expanding Blink’s DCFC footprint.

“As a key contributor to the expanding EV landscape, we are continuously looking for opportunities to strategically broaden our footprint across the United States, and our acquisition of U-Go supports this growth. In addition to their existing charging locations at attractive locations such as hotels, gas stations, and auto dealerships, U-Go has substantial grant awards for more DCFC deployments in Michigan, Pennsylvania, New Jersey, and Vermont. We look forward to installing and operating these new charging locations in early 2021,” commented Brendan Jones, Chief Operating Officer of Blink.

“We are committed to bringing affordable, convenient, and efficient charging stations to the growing population of EV drivers, and the addition of the U-Go portfolio enhances our vital role as a leading provider in the ongoing development of EV infrastructure,” added Mr. Jones.

The acquisition will provide the critical mass necessary to make significant inroads in the DC fast charging market and provide Blink a larger national presence. The U-Go charging stations will add to Blink’s current DCFC portfolio of 88 chargers, predominately found on the West Coast.

Of the existing chargers, 31 are operated on the EVGo network and will be transitioned to the Blink Network within the next 30 days. 13 are not active and will be evaluated for future upgrades. All units will be available to Blink members and guests and can be found at the Blink Mobile App and Blink Map.

U-Go Acquisition Equipment Locations

●	181 Elm St, Westfield, MA 01085
●	1600 S Columbus Blvd, Philadelphia, PA 19148
●	563 Northfield Ave, West Orange, NJ 07052
●	160 Frontage Rd, Newark, NJ 07114
●	129 Pehle Ave, Saddle Brook, NJ 07663
●	1000 International Dr, Budd Lake, NJ 07828
●	2349 Marlton Pike, Cherry Hill, NJ 08002
●	1111 Route 73, Mt. Laurel, NJ 08054
●	9301 2nd Ave, Stone Harbor, NJ 08247
●	East Brunswick, NJ 08816
●	4 Tower Center Blvd, East Brunswick, NJ 08816

●	195 Davidson Ave, Somerset, NJ 08873
●	368 Lewisberry Rd, New Cumberland, PA 17070
●	16 N George St, York, PA 17401
●	2600 Keyway Dr, York, PA 17407
●	3849 Hempland Rd, Mountville PA 17554
●	5625 Odonnell St, Baltimore, MD 21224
●	Norwood, MA, 02062
●	1431 Assembly St, Columbia, SC 29201
●	7421 Garners Ferry Rd, Columbia, SC 29209
●	730 Coleman Blvd, Mt. Pleasant, SC 29464
●	3509 Clemson Blvd, Anderson, SC 29621
●	21229 Olean Blvd, Port Charlotte, FL 33952
●	32050 US Highway 19 N Palm Harbor, FL 34684
●	Cleveland, TN 37312
●	109 Sharon Dr, Dandridge, TN 37725
●	8350 W Grand River Ave, Brighton, MI 48116
●	2017 N Canton Center Rd, Canton, MI 48187
●	453 S Gammon Rd, Madison, WI 53719
●	Interstate 25 Exit 259 State Route 22, Santo Domingo, Pueblo, NM 87052
●	564 N Guadalupe St, Santa Fe, NM 87501

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment and has deployed more than 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. Blink Charging’s principal line of products and services include its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including acquisition-related risks, such as the challenges in integrating acquired assets into Blink Charging’s operations, the occurrence of unforeseen operating difficulties and expenditures, and the diversion of management’s attention away from other parts of the business, as well as others described in Blink Charging’s periodic reports filed with the SEC. There can be no assurance that the U-Go acquisition will prove to be beneficial to the Company. Actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

IR@BlinkCharging.com
855-313-8187